EXHIBIT 99.1

FINAL DRAFT


News Release
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                                                            (NYSE Symbol: NXL)

NOT FOR IMMEDIATE RELEASE

Contact::
Investors:                              Media:
Dean Bernstein                          Judy Brennan
Senior Vice President, Finance          Sard Verbinnen & Co.
New Plan Excel Realty                   212-687-8080
212-869-3000 ext. 314

              NEW PLAN EXCEL REALTY TRUST STREAMLINES ORGANIZATION;
               FORMER EXCEL REALTY EXECUTIVES AND DIRECTORS RESIGN

NEW YORK, April 22,1999 -- New Plan Excel Realty Trust, Inc. (NYSE: NXL) announced today that seven executives including President Gary B. Sabin and Executive Vice President Richard B. Muir have agreed to resign. All had been executives of Excel Realty Trust, Inc. of San Diego when New Plan Realty Trust of New York acquired Excel Realty Trust in September 1998. In addition, Sabin, Muir, and three non-executive directors who had been Excel Realty Trust directors have also resigned from the New Plan Excel Realty Trust Board, reducing the Board to 10 directors.

Six of the departing executives also currently serve as executives of Excel Legacy Corporation (AMEX: XLG), the San Diego-based real-estate trading and development company which was spun off from Excel Realty Trust prior to its acquisition by New Plan Realty Trust. Four of the resigning directors are also directors of Excel Legacy.

"For the past seven months, these executives have been dividing their time between New Plan Excel and Excel Legacy, and this dual responsibility has proven unwieldy and more complicated than we had anticipated. We believe it is now in the best interests of our shareholders for New Plan Excel to have a management team dedicated solely to our REIT business. Excel Legacy is not a REIT and is in a very different type of business than New Plan Excel," said Arnold Laubich, Chief Executive Officer of New Plan Excel Realty Trust. "This is an amicable parting, and we wish Gary and his colleagues well. We intend to work with Excel Legacy on several of our existing joint ventures."

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"New Plan Excel has a strong management team in place, and we will keep running the combined entity, which employs more than 700 people, with the balance of innovation and long- term perspective that has made New Plan a leader in the real estate industry for more than 70 years. We intend to continue building on our track record of delivering sustainable shareholder value. We believe our strong operating capabilities, powerful balance sheet and carefully constructed portfolio of 356 properties, including the 158 properties acquired in the purchase of Excel Realty Trust, will provide us continued opportunities to be an industry consolidator in the years to come as others fail to meet unrealistic growth expectations," said Laubich.

William Newman, Chairman of the Board of New Plan Excel Realty, said, "We have increased our dividend for 79 consecutive quarters, and expect to continue growing the dividend and generating solid financial results. As a result of acquiring Excel Realty, we are now a national player with increased critical mass, a more diversified portfolio and greater liquidity. We look forward to building the next generation of leadership, and continuing to create value for our shareholders and other key constituencies including tenants and employees."

Under the terms of their resignations, the departing executives and directors will receive a total of approximately $1.7 million in severance payments. In addition, approximately $33.5 million will go toward repurchasing their approximately 1.3 million New Plan Excel Realty shares and certain of their vested options on approximately 900,000 shares.

New Plan Excel Realty expects to take a one-time charge of approximately $3 million related to the restructuring. This non-recurring charge will not impact the company's funds from operations. This streamlining will also result in significant ongoing cost savings.

James M. Steuterman will continue to serve as Executive Vice President of New Plan Excel Realty. "Leveraging the strengths of our nationwide leasing team led by Jim DeCicco, our solid acquisition department led by Tom Farrell and our first-rate asset management group will enable us to continue taking advantage of the many growth opportunities we see in today's marketplace," said Steuterman.

New Plan Excel Realty Trust, Inc. is one of the nation's largest real estate companies, with $2.9 billion in total assets, more than $425 million in annual revenue and an investment grade rating of A by Standard & Poor's and A2 by Moody's, ratings unsurpassed by any other REIT. The

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company owns and operates a portfolio of 356 properties in 31 states, including
295 retail centers with a total of 38 million square feet of gross leasable area and 4,000 tenants as well as 55 garden apartment communities containing 13,000 units.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic conditions; the competitive environment in which the company operates: financing risks; property management risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Certain Cautionary Statements" in the company's Annual Report on Form 10K for the year ended Dec. 31, 1998, which discuss these and other factors that could adversely affect the company's result.

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